Exhibit 99.1

December 10, 2020

RE:	DiVall Insured Income Properties 2, L.P.
Third Party Tender Offer

Ladies and Gentlemen:

On or about November 9, 2020, CMG Partners, LLC and its affiliates (collectively, the “Bidder”) distributed an Agreement of Assignment and Transfer to limited partners (“Limited Partners”) of DiVall Insured Income Properties 2, L.P. (the “Partnership”), for the purpose of making a third-party tender offer to purchase up to 4.0% of the outstanding limited partnership units of the Partnership (“Units”), at a purchase price equal to $205 per Unit, less transfer fees of $50 per investor and less any distributions paid by the Partnership on or after November 9, 2020 (the “Offer”). A copy of the Offer was first delivered to the Partnership on December 3, 2020. Because the Offer seeks less than 4.9% of the outstanding Units, the Bidder did not file a Schedule TO with the Securities and Exchange Commission (“SEC”).

Pursuant to Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Partnership is obligated to take a position with respect to the Offer. Historically, in response to prior “mini-tender offers”, the Partnership has remained neutral. In contrast, the Partnership does not recommend or endorse the current Offer. In view of the current estimated Net Unit Value (the “NUV”) of each Unit (as further detailed in Section 2 below), the Partnership recommends that Limited Partners not tender their Units in the Offer.

The Partnership believes it is important that its Limited Partners understand the following information when considering the Offer or any other unsolicited offer.

1. Third-Party Sales:

The Partnership is not affiliated in any way with the Bidder, and the money that may be paid to Limited Partners for Units tendered in the Offer will not come from, or through, the Partnership. Once the Partnership receives sufficient evidence of a sale from both the seller and buyer directing the Partnership to transfer the Units, the Units are transferred to the buyer upon the approval of the General Partner, The Provo Group, Inc. (“TPG”). The Partnership will not be responsible for making sure any seller is paid. However, under the IRS Safe Harbor rules, in one year TPG can only approve the transfers of Units sold up to 2% of the total number of Partnership Units outstanding (46,280.30). We have already approved transfers aggregating approximately 1.8955% of the outstanding Units in 2020. Accordingly, the Partnership does not have the ability to approve the transfer of any additional Units until the year 2021, except for Units sold and transferred through a Qualified Matching Service (see Section 5 below).

With any unsolicited offer, it is important to thoroughly evaluate the terms and conditions. The fine print may be difficult to understand. For example, one area that could lead to confusion is who is entitled to receive (or get credit for) any distributions that occur before the sale is completed and any Unit is transferred to the Bidder.

The SEC has information for investors pertaining to mini-tender offers and has issued warnings about mini-tender offers. One SEC notice states: “Some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” Information from the SEC on min-tender offers can be found at www.sec.gov/answers/miniten.htm and https://www.sec.gov/investor/pubs/minitend.htm.

2. Purchase Price of Offer:

The Offer is based on a purchase price equal to $205 per Unit, less transfer fees of $50 per investor. The Bidder’s purchase price is also subject to downward adjustment in the event of any distributions paid by the Partnership on or after November 9, 2020. As we understand the Offer, distributions paid on or after November 9, 2020 will reduce the $205 per Unit purchase price.

As the Partnership informed Limited Partners in a letter dated December 31, 2019, the Partnership estimated the NUV to approximate $390 at December 31, 2019. More recently, pursuant to independent third-party appraised valuations conducted during 2020, the Partnership has estimated the NUV as of December 10, 2020 to be approximately $490 per Unit.

The recent estimated NUV of approximately $490 per Unit is 239% greater than the purchase price offered by the Bidder, before deducting transfer fees and any distributions paid. This valuation is subject to a number of limitations, which are disclosed in more detail in the Current Reports on Form 8-K the Partnership filed with the SEC on February 15, 2020 and December 14, 2020.

In addition, comparative transfer price information is available upon request to our Investor Relations Department. The Partnership’s records indicate that Units have recently traded in a range from $330 to $345 per Unit. The Partnership, however, makes no representation that these prices are fair or reasonable.

3. Current Cash Yield on Net Unit Value:

Since the Partnership’s initial “investable” capital raise of $39 million (net of $7 million of syndication fees) in the early 1990’s, the Partnership has distributed approximately $79 million to investors, from both operations and strategic sales.

With the consummation of the six lease extensions on our Wendy’s properties during 2020, we expect to be able to level out distributions in future years as $518,000 of previous percentage rents (received annually) are expected to be received ratably as fixed rent monthly. Please refer to our website www.divallproperties.com for more information from the last two quarters’ newsletters.

Our appraised values will likely increase based on long-term lease extensions and the conversion of variable rent (percentage rent) to fixed minimum rent. We expect the annual appraisals to be completed later this year with all the significant new lease activity factored into the appraised values.

Percentage Rents Earned in 2020 and Expected to Be Distributed February 2021

The Partnership historically has earned a significant amount of percentage rents annually, but receives payment from the respective tenants in the following January. The Partnership’s distribution of these amounts is expected to occur with the 2020 fourth quarter distribution payable February 2021. The Partnership expects the February 2021 distribution to represent a substantial percentage of the entire distributions related to the 2020 fiscal year.

5. Qualified Matching Service:

Within the last several years, the Partnership instituted a “Qualified Matching Service” as defined in Section 1.7704-1(g) of the Treasury Regulations promulgated under Section 7704 of the Internal Revenue Code of 1986, which facilitates the transfer of up to 10% of the total interest in the Partnership’s capital or profits provided certain requirements are met. This Qualified Matching Service provides for some liquidity, outside of a tender offer scenario, through which Units may be bought and sold.

[1]	Because no formal market exists for the Units, actual sales prices may vary. In addition, there is no assurance that these values will be obtained upon the future sale of the Partnership’s assets.

Once again, you are not required to tender your Units to the Bidder, and the Partnership recommends that you not tender your Units.

In the event you have questions or require additional information, please feel free to contact DiVall Investor Relations at the address or number(s) below:

MAIL:	DiVall Investor Relations
c/o Phoenix American Financial Services, Inc.
2401 Kerner Blvd.
San Rafael, CA 94901

PHONE:	1-(844)-932-1769

FAX:	1-(415)-485-4553

Sincerely,

The Provo Group Inc., As General Partner of

DiVall Insured Income Properties 2, LP

By:	/s/ Bruce A. Provo
Bruce A. Provo, President